UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT of 1934

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Forum Funds II

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190 Middle Street

Portland, Maine 04101

(844) 805-5628

INFORMATION STATEMENT

May 13, 2026

This document is an Information Statement for the shareholders of the Acuitas US Microcap Fund (the "Fund"), a series of Forum Funds II (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval by the Board of Trustees of the Trust (the “Board”) of a new investment subadvisory agreement between Acuitas Investments, LLC (the “Adviser”) and Diamond Hill Capital Management, Inc., effective April 22, 2026 (the “New Subadvisory Agreement”).

The New Subadvisory Agreement replaced the original investment subadvisory agreement between Acuitas and Diamond Hill, dated September 19, 2024 (the “Original Subadvisory Agreement”), which, pursuant to the terms of the Original Subadvisory Agreement, would have terminated automatically upon its assignment as a result of a change in control of Diamond Hill, as further described below.

Under the New Subadvisory Agreement, Diamond Hill continues to provide subadvisory services to a portion of the Fund’s portfolio (the “Managed Portion”), as it did under the Original Subadvisory Agreement.

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of May 4, 2026 (the “Record Date”) on or about May 13, 2026.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.

THIS IS FOR YOUR INFORMATION ONLY.

Background

Acuitas Investments, LLC, located at 520 Pike Street, Suite 1221, Seattle, WA 98101, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”). Under the Advisory Agreement, the Adviser is primarily responsible for the day-to-day management of the Fund. In addition, subject to the supervision of the Adviser and the Board, various asset managers serve as subadvisers to the Fund and are responsible for the day-to-day portfolio management of the Fund’s assets, as further described in the Fund’s prospectus. The portion of the Fund's portfolio managed by a subadviser will be determined from time to time by the Adviser, potentially in consultation with such subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission (the "SEC") has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such subadvisers; and (iii) terminate and/or hire unaffiliated subadvisers without obtaining approval of the Fund's shareholders. One of the conditions of the exemptive order is that, within 90 days after the hiring of a new subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (the “Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the New Subadvisory Agreement.

Information about the Adviser

The Adviser oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of the independent Board members, on June 12, 2014, and most recently renewed by the Board at an in-person held on June 23, 2025.

The Fund pays the Adviser an advisory fee of 1.25% of the average daily net assets of the Fund. For the fiscal year ended June 30, 2025, the advisory fee owing to the Adviser under the Advisory Agreement was $1,107,262. The Adviser has contractually agreed to waive its fee and/or reimburse Fund expenses to limit the total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) of Institutional Shares to 1.50% and Investor Shares to 1.75% through at least November 1, 2026. The Adviser may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board. For the fiscal year ended June 30, 2025, the Adviser waived $278,585 (or 0.31%) in order to keep the expenses of the Fund within the above-referenced cap. In addition, the Adviser is responsible for payment of all subadvisory fees and pays the subadvisers to the Fund directly out of the advisory fees it receives. The aggregate amount paid by the Adviser to its subadvisers for the fiscal year ended June 30, 2025 was $433,080 (or 0.50%). As a result of the Adviser’s expense waiver and subadviser obligations, the actual advisory fee rate retained by the Adviser for the fiscal year ended June 30, 2025 was approximately $388,385 (or 0.44%).

Information about the Subadviser

Diamond Hill Capital Management, LLC (formerly Diamond Hill Capital Management, Inc.) (“Diamond Hill” or “Subadviser”), 325 John H. McConnell Blvd, Suite 200, Columbus, OH 43215, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and is a wholly-owned subsidiary of Diamond Hill Investment Group, LLC (formerly Diamond Hill Investment Group, Inc.) (the “Parent”). Diamond Hill registered with the SEC as an investment adviser in 1988 and the Parent incorporated in 1990. Diamond Hill provides investment advisory services to individuals, high net worth individuals, investment companies, pooled investment vehicles, pension and profit-sharing plans, charitable organizations, state or municipal government entities, other investment advisers, insurance companies and corporations or other businesses. Diamond Hill is not an affiliated person of the Adviser.

Diamond Hill employs a US microcap value strategy for the Managed Portion of the Fund. This strategy consists of a core investment philosophy focused on quality, value, and growth. The portfolio managers at Diamond Hill who are responsible for the day-to-day management of the Managed Portion are Aaron Monroe, John Loesch, and Tyler Ventura.

On December 10, 2025, the Parent, First Eagle Investment Management, LLC (“First Eagle”) and Soar Christopher Holdings, Inc., a wholly-owned subsidiary of First Eagle (“Merger Sub”), entered into an agreement and plan of merger pursuant to which Merger Sub would merge with and into the Parent with the Parent surviving as a wholly-owned subsidiary of First Eagle (the “Transaction”). The Transaction closed on April 22, 2026.

Prior to the Transaction, the Subadviser provided investment subadvisory services to the Managed Portion of the Fund since September 19, 2024 pursuant to the Original Subadvisory Agreement. As a result of the Transaction, the Subadviser underwent a change of control, which constituted an assignment of the Original Subadvisory Agreement under the Advisers Act, resulting in the automatic termination of the Original Subadvisory Agreement.

In anticipation of the Transaction, the Board, at the March Meeting (defined below), terminated the Original Subadvisory Agreement, effective immediately prior to the close of the Transaction, and approved the New Subadvisory Agreement between the Subadviser and the Adviser, to become effective upon the termination of the Original Subadvisory Agreement, on or about April 22, 2026. Following the close of the Transaction, under the New Subadvisory Agreement, the Subadviser continued the strategy previously employed with respect to the Managed Portion, as described above, and the members of the Subadviser who were responsible for the portfolio management of the Managed Portion prior to the Transaction retained those responsibilities for the Managed Portion after the Transaction.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of the Subadviser. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which the Subadviser, any parent or subsidiary of the Subadviser, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Diamond Hill. The address of each individual listed below is c/o Diamond Hill Capital Management, LLC, 325 John H. McConnell Blvd, Suite 200, Columbus, OH 43215.

Name	Principal Occupation
Heather Brilliant	Chief Executive Officer and Sole Director
Thomas Edward Line	Chief Financial Officer
Jo Ann Quinif	President and Chief Client Officer

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The New Subadvisory Agreement

The New Subadvisory Agreement became effective on April 22, 2026, and, other than the effective date, is the same as the Original Subadvisory Agreement. The New Subadvisory Agreement provides that the Subadviser is responsible for, among other things, things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to the Managed Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in the Managed Portion and providing voting information to the Fund and their agents in relation to the Fund’s annual proxy voting reports filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The New Subadvisory Agreement provides that the Subadviser is not responsible for any action taken or omitted, except for liability resulting from the Subadviser’s own bad faith, willful misfeasance or gross negligence in the performance of its duties or obligations or reckless disregard of such duties and obligations. The New Subadvisory Agreement does not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The New Subadvisory Agreement will continue in effect for an initial term of no more than two years. Thereafter, the New Subadvisory Agreement will continue in effect for the Fund only if approved annually by a majority of the trustees who are not “interested persons,” as that term is defined under section 2(a)(19) of the Investment Company Act (“Independent Trustees”) and either by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The New Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders, or on 60 days' notice by the Subadviser or the Adviser. Pursuant to the Investment Company Act, the New Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's Advisory Agreement with the Adviser.

Board Considerations in Approving the Subadvisory Agreement

At the March 18, 2026 Board meeting (the “March meeting”), the Board, including the Independent Trustees, considered the approval of the Subadvisory Agreement between Adviser and Diamond Hill pertaining to the Fund. The Subadvisory Agreement was being considered in connection with the anticipated termination of the Original Subadvisory Agreement due to the Transaction. The Subadvisory Agreement is identical to the Original Subadvisory Agreement, except for the effective date. The Transaction is expected to result in a change in control of Diamond Hill, and thus, a termination of the Original Subadvisory Agreement.

In preparation for its deliberations, the Board requested and reviewed written responses from Diamond Hill to a due diligence questionnaire circulated on the Board’s behalf concerning Diamond Hill’ personnel, operations, financial condition, performance, compensation, and services to be provided to the Managed Portion. The Board also discussed the materials with independent legal counsel to the Independent Trustees (“Independent Legal Counsel”) and, as necessary, with the Trust's administrator. During its deliberations, the Board received an oral presentation from the Adviser and was assisted by the advice of Independent Legal Counsel.

At the March meeting, the Board reviewed, among other matters, the topics discussed below:

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Nature, Extent and Quality of Services

The Board discussed Diamond Hill’s personnel, operations and financial condition. In this context, the Board considered the adequacy of Diamond Hill’s resources and the quality of services to be provided by Diamond Hill under the Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at Diamond Hill who, as Diamond Hill employees had, and under the Subadvisory Agreement would continue to have, responsibility for the Managed Portion. The Board considered the Adviser’s representation that the portfolio managers of Diamond Hill who were responsible for the Managed Portion would continue in that role as portfolio managers at Diamond Hill for the Managed Portion and noted that, since 2024, the same portfolio managers had provided such services to the Fund.

The Board considered the investment philosophy and decision-making process of those professionals and the capability and integrity of Diamond Hill’s senior management and staff. The Board also evaluated the quality of Diamond Hill’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation to approve the Subadvisory Agreement with Diamond Hill. The Board also noted Diamond Hill’s representation that it is financially stable and able to provide investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by Diamond Hill under the Subadvisory Agreement.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Subadvisory Agreement. The Board considered information regarding the fees paid and revenue received by the Subadviser from its relationship with the Fund, noting the arm’s-length nature of the relationship between the Adviser and the Subadviser with respect to the negotiation of the subadvisory fee rate that would apply. The Board concluded that the Subadviser’s profitability was not a material factor in determining whether to approve the Subadvisory Agreement.

Performance

Recognizing that the Subadviser’s portfolio management personnel were the same as those currently employed to manage the Managed Portion as employees of Diamond Hill, the Board considered the historical performance of the proposed portfolio managers of the Subadviser in managing the Managed Portion, including in particular the Adviser’s evaluation of the performance Diamond Hill achieved for the Managed Portion. The Board noted the Adviser had expressed satisfaction with the performance of Diamond Hill and that the Adviser had recommended the approval of the Subadvisory Agreement. Based on the Adviser’s evaluation of Diamond Hill’s performance and other relevant facts and circumstances, the Board concluded that the Subadviser’s management of the Managed Portion could benefit the Fund and its shareholders.

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Compensation

The Board reviewed the Subadviser’s proposed compensation for providing subadvisory services to the Fund and noted that the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Funds. The Board thus did not focus on information regarding the proposed compensation to be paid to the Subadviser as a result of its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and the Subadviser with respect to the negotiation of the subadvisory fee rate that would apply to the Subadviser. The Board did note, however, that the compensation to be received by the Subadviser under the Subadvisory Agreement would be no greater than the compensation that Diamond Hill received under the Original Subadvisory Agreement. As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Fund was not a material factor in considering the approval of the Subadvisory Agreement.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Subadvisory Agreement. The Board noted that because the Adviser, and not the Fund, pays the subadvisory fee, the Fund would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate. Based on the foregoing information and other materials presented, the Board concluded that economies of scale were not a material factor in approving the Subadvisory Agreement.

Other Benefits

The Board noted the Subadviser’s representation that, aside from its contractual subadvisory fees, it does not benefit in a material way from its relationship with the Fund. As a result, other benefits accrued by the Subadviser were not a material factor in approving the Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that the Subadviser be appointed as a subadviser to the Fund and to the Adviser’s representation that the appointment of the Subadviser would positively contribute to the Adviser successfully executing the overall strategy of the Fund. Based on its review, including consideration of each of the factors referenced above, the Board (including a majority of the Independent Trustees) determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, there were 5,927,319,63 shares outstanding of the Fund’s Institutional Share class. There were no shares outstanding of the Fund’s Investor Share class. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following table sets forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

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Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
National Financial Services, LLC – FBO Customers 499 Washington Blvd. Jersey City, NJ 07310	4,533,768.905	76.49%
Charles Schwab & Co. – FBO Customers 211 Main Street San Francisco, CA 94105	1,311,625.619	22.13%

Additional Information

Shareholders can find additional information about the Fund in the Fund’s most recent semi-annual report dated as of December 31, 2025, and in the Fund’s annual report dated as of June 30, 2025. Shareholders may obtain copies of these materials free of charge by calling 1 (844) 805-5628 or writing to the Fund, c/o Atlantic Fund Administration LLC (d/b/a Apex Fund Services), 190 Middle Street, Suite 101, Portland, Maine 04101. Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund. Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders. Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds II, Atlantic Fund Administration LLC (d/b/a Apex Fund Services), 190 Middle Street, Suite 101, Portland, Maine 04101, Attn: Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at 190 Middle Street, Suite 301, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Administration LLC (d/b/a Apex Fund Services), 190 Middle Street, Suite 101, Portland, Maine 04101 is the Fund's administrator.

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